Exhibit 21.1

LIST OF SUBSIDIARIES

The following are the names, jurisdiction of organization and percentage ownership by the Company of each Subsidiary.

	JURISDICTION OF	COMPANY OWNED BY
	INCORPORATION	PERCENTAGE

MagneGas Welding Supply – Southeast, LLC	Florida	100%

MagneGas Real Estate Holdings, LLC	Delaware	100%

MagneGas Production, LLC	Delaware	100%

MagneGas Welding Supply - South, LLC	Texas	100%

MagneGas Welding Supply - West, LLC	California	100%

MagneGas Limited	United Kingdom	100%

MagneGas Ireland Ltd.	Ireland	100%

Taronis – TGS, LLC	Delaware	100%